                                                                     EXHIBIT 5.1

                                January 18, 2001

Intraware, Inc.
25 Orinda Way
Orinda, CA  94563

         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on January 18, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000 additional shares of your Common Stock reserved for issuance under the 1996 Stock Option Plan, 200,000 additional shares of your Common Stock reserved for issuance under the 1998 Director Option Plan and an aggregate of 219,348 shares of your Common Stock in connection with the assumption of the Janus Technologies, Inc. 1997 Stock Option Plan, collectively (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati
                                         Professional Corporation